Exhibit 99.1

For Immediate Release

Viggle Releases F3Q 2014 Results:
Net Registered Users Grow by 90 Percent Year-Over-Year

NEW YORK – May 14, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform that includes the Viggle, Dijit, and Wetpaint brands, today released its results for F3Q 2014, ended March 31, 2014..

Viggle Inc. achieved a total reach for March 2014 of 20.8 million and total active reach of 8.8 million, respectively.  Total reach is the total amount of registered users for the Viggle app and unique monthly users of the Wetpaint media properties.  Total active reach is the amount of monthly active users for the Viggle app and the cumulative number of times people have “liked” a Wetpaint page on Facebook, plus the cumulative number of times people have “followed” a Wetpaint account on Twitter.

In addition, the Viggle app’s registered users totaled 4,140,653 at the end of F3Q 2014, an increase of 90 percent from the 2,182,702 Viggle registered users recorded at the end of F3Q 2013, and a 12 percent increase over the 3,690,832 registered users recorded at the end of F2Q 2014.

Viggle generated $12.677 million in revenue in Fiscal 2014 YTD, a 36 percent increase from the $9.322 million YTD at the end of F3Q 2013.  Viggle’s $3.306 million in revenue during F3Q 2014 is a decrease of $89,000, or 3 percent, over F3Q 2013 revenue of $3.395 million.

During the quarter, Viggle acquired Dijit Media, maker of an award-winning platform targeting the entertainment industry via the NextGuide application, which enables it to efficiently spend and target promotional budgets and collect more and better data about actual audiences than ever before.  The platform includes the NextGuide Reminder functionality, a toolset that helps TV networks, programmers and broadcasters build their audiences with detailed metrics and measurement.  Dijit Media also offers consumer-facing NextGuide, a discovery and engagement product line (for iOS and Web), as well as universal discovery, search, recommendations, and watchlist services with live TV and streaming support.

“This quarter was a time for us to focus on building the technology to leverage the expanded scale of the Viggle platform brought about by our acquisitions of Dijit and Wetpaint,” said Greg Consiglio, President and COO of Viggle Inc.  “The ability to both award points and offer rewards outside of the Viggle app are critical to scaling the business online, in social media, and across a family of mobile apps.”

Subsequent to the close of F3Q 2014, Viggle Inc. has already made several moves along those lines.  First, it launched the initial version of Viggle Store in May, allowing Viggle Members to redeem points directly for music downloads in the Viggle application and on the web.   Second, the ability to earn Viggle points on Wetpaint for watching proprietary videos is currently in a private beta.  When launched, this will be the first instance where Viggle users will be able to earn points for engaging in entertainment content outside of the Viggle app.

In addition, April monthly active users (MAU) of 646,947, represented an increase of 75 percent over March MAU of 368,706.  In addition, April registrations totaled 425,304 – a 209 percent increase over March registrations of 137,765.
Also subsequent to the end of the quarter, Viggle raised gross proceeds of $35 million from the sale of its common stock and began trading on the NASDAQ Capital Market, as of April 25th.

Through the end of F3Q 2014, Viggle users have checked into 379,526,039TV programs – including 24,042,232 from January 1, 2014, through the end of F3Q 2014.  In addition, users have checked into 21,238,467 songs using the new Viggle MUSIC service between January 1, 2014 and March 31, 2014.  As of March 31, 2014, users have redeemed a total of 2.9 million rewards, for an average of 12,673 points per redemption.  The total retail value of rewards redeemed through March 31, 2014, is approximately $17.9 million.  Overall, users’ average time in the app has been 64minutes and 25 seconds per session.

For F3Q 2014, Viggle had an Adjusted EBITDA loss of $7.876 million as compared to an Adjusted EBITDA loss of $8.803 million in F3Q 2013.Fiscal 2014 YTD adjusted EDITDA losses of $18.886 million is a 20 percent decrease from the $23.737 million YTD adjusted EBITDA loss at the end of F3Q 2013.

Please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC for additional information.

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million users. Since its launch, Vigglers have redeemed over $18 million in rewards for watching their favorite TV programs and listening to music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of May 14, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA
The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company’s cost of providing rewards to its users. The Company reports rewards costs in its Consolidated Statement of Operations in both cost of watchpoints and engagement points and in Selling, general and administrative expenses. Management believes that a useful financial measure for investors is to provide to them the amount of cash the Company has actually paid to provide rewards to its users. The Company also presents Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s financial performance. The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principlesin the United States (GAAP). Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

Reconciliation of rewards cost to adjusted rewards cost and selling, general and administrative expenses to adjusted selling, general and administrative expenses (amounts in thousands)
	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013	9 Months Ended March 31, 2014	9 Months Ended March 31, 2013
Cost of watchpoints and engagement points as reported	$1,148	$(2,593)	$(1,509)	$(6,393)
Adjustment to cost of watchpoints and engagement points	(2,093)	1,388	(2,340)	2,121
Adjusted cost of watchpoints and engagement points	(945)	(1,205)	(3,849)	(4,272)

Selling, general and administrative expenses as reported	(18,841)	(44,185)	(61,745)	(81,027)
Adjustment to selling, general and administrative expenses	(157)	650	(230)	1,053
Adjusted selling, general and administrative expenses	$(18,998)	$(43,535)	$(61,975)	$(79,974)

Reconciliation of operating loss to Adjusted EBITDA (amounts in thousands)
	Quarter Ended March 31, 2014	Quarter Ended March 31, 2013	9 Months Ended March 31, 2014	9 Months Ended March 31, 2013
Revenue	$3,306	$3,395	$12,677	$9,322

Operating loss as reported	$(14,387)	$(43,383)	$(50,577)	$(78,098)
Add:
Stock compensation costs	6,408	31,572	29,843	48,347
Adjustment to cost of watchpoints and engagement points	(2,093)	1,388	(2,340)	2,121
Adjustment to Selling, general and administrative expenses	218	650	145	1,053
Depreciation and amortization costs	1,978	970	4,043	2,840
Adjusted EBITDA *	$(7,876)	$(8,803)	$(18,886)	$(23,737)

* Adjusted EBITA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation, interest (expense) income, net, certain one-time selling, general and administrative costs and adjustment to rewards costs

Media Contact for Viggle:
Ed Tagliaferri
DKC Public Relations
212 981 5182
edmund_tagliaferri@dkcnews.com

Viggle Investor Relations:
John C. Small
CFO, Viggle Inc.
646 738 3220

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com

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